Exhibit 10.1

Civitas Solutions, Inc.

Management Annual Cash Incentive

Compensation Plan

Effective as of October 1, 2015

Table of Contents

Purpose of Plan	1
Eligibility	1
Definitions	1
Minimum Threshold Requirement	3
Weighting of Performance Criteria	4
Calculation of Incentive Payouts	4
Step 1: Calculating the Potential Payout	4
Step 2: Applying the DSO Modifier	5
Step 3: Applying the Quality of Services Modifier	5
Step 4: Adding Discretionary Incentive Compensation	6
Distribution of 3% Discretionary Pool	6
Discretionary Divestitures	7
In the Event that Calculated Payouts Exceed Funds Available to Pay Incentive Compensation	7
Administration	7
Cash Incentive Plan Changes	7
Management of Financial Goals	7
Incentive Compensation Payouts	8
Approval of New Cash Incentive Plan Entrants	8
Participant Termination Provisions	8
Terminations Without Cause and Voluntary Terminations	8
Involuntary Terminations for Cause	9
Retirement and Death	9
Special Provisions Relating to Position and Status Changes	9
Promotions and Job Transfers	9
Interruptions in Work	9
Company Clawback	10
Cash Incentive Plan Year and Effective Date	10
Cash Incentive Plan Amendments	10

Purpose of Plan

The purpose of the Civitas Solutions, Inc. Management Annual Cash Incentive Compensation Plan (the “Cash Incentive Plan”) is to provide executives, management and other employees in designated key positions with the opportunity to receive an annual cash incentive award for achieving performance goals that align with the business goals of Civitas Solutions, Inc. and its consolidated subsidiaries (collectively, the “Company” or “The Network”).

The Cash Incentive Plan is administered pursuant to the Civitas Solutions, Inc. 2014 Omnibus Incentive Plan (the “Plan”), which provides for cash and stock based incentives in order to attract, retain and reward employees and strengthen the mutuality of interests between employees and the Company’s stockholders. The Cash Incentive Plan, including the eligibility requirements, determination of incentive compensation payments, and administration of the Cash Incentive Plan is set forth below. In the event that a provision set forth in this Cash Incentive Plan conflicts with any provision in the Plan document, the Plan shall control.

Eligibility

Eligibility for participation in the Cash Incentive Plan is limited to employees in certain management positions, specifically: (i) Executive Officers (as such term is defined under the Securities Exchange Act of 1934, as amended) and other employees whose positions are listed on Exhibit B and (ii) employees whose positions are listed on Exhibit A. The Chief Executive Officer (“CEO”), the Chief Operating Officer (“COO”), the Chief Financial Officer (“CFO”) and the Chief Human Resources Officer (“CHRO”), acting together, may amend Exhibit A and Exhibit B with respect to positions which are not Executive Officers. Employees are not eligible to participate in the Cash Incentive Plan if they are eligible to participate in any other annual cash incentive plan of the Company, with the exception of discretionary bonuses available to participants in the Mergers and Acquisitions Bonus Plan and additional plans as may be specifically approved by the CEO, CFO and CHRO from time to time.

Definitions

3% Discretionary Pool. The “3% Discretionary Pool” is a discretionary pool budgeted each fiscal year as three percent of the total budgeted incentive compensation. The actual pool amount is equal to three percent of the sum of the Potential Payouts for all of the participants in the Cash Incentive Plan. The discretionary pool may be used to increase incentive compensation payouts for participants whose calculated Potential Payout adjusted for quality of services and, if applicable, for DSO performance, may not adequately reflect their performance; for example, to a high performer within a state or other organizational unit that does not perform well. Awards from the 3% Discretionary Pool are made at the sole discretion of the CEO, other than awards to Executive Officers, which must also be approved by the Compensation Committee. In addition, if the 3% Discretionary Pool is not fully exhausted for discretionary awards to participants in the

Cash Incentive Plan, the CEO, at his or her sole discretion, may use the remaining pool for discretionary awards to any employee of the Company that is not eligible to participate in the Cash Incentive Plan.

Adjusted EBITDA. Earnings before interest, taxes, depreciation and amortization, with adjustments, as reported in the Company’s earnings release for the fiscal year then ended.

Adjusted EBITDA/CTO. Adjusted EBITDA, CTO or both, as applicable to a particular participant. For employees listed on Exhibit D, including the Executive Officers, Adjusted EBITDA/CTO for The Network excludes new start investments under immunity but includes EBITDA for any acquisitions. For all other employees, Adjusted EBITDA/CTO excludes new start investments under immunity and acquisitions other than tuck-ins (as determined by the CEO).

Adjusted EBITDA/CTO Performance Level. Actual Adjusted EBITDA/CTO divided by planned (or budgeted) Adjusted EBITDA/CTO as applicable to a given participant, expressed as a percentage.

CTO. “CTO” means contribution to overhead for a given organizational unit within The Network.

DSO. “DSO” means days sales outstanding. It is a measure of the average number of days that it takes to collect revenue after a sale has been made.

DSO Modifier. “DSO Modifier” means the percentage amount by which a Potential Payout will be increased or decreased based on the actual DSO achieved as of the last day of the fiscal year compared to the target DSO set by the CEO, in consultation with the COO and CFO and the applicable Operating Group President.

Functional Head. “Functional Head” means the Executive Officer/“Chief” in charge of a corporate group and includes the CFO, CHRO, Chief Information Officer, Chief Legal Officer, Chief Business Development Officer, Chief Quality Officer and Chief Public Strategy and Marketing Officer.

IC Payout Level. The percentage incentive compensation payout that is associated with actual Adjusted EBITDA/CTO and Revenue performance achieved against plan, as shown on the applicable Performance Scale in Annex 1. A given Performance Level corresponds to an IC Payout Level, ranging from 50.0% to 150.0%, which is factored into the Potential Payout calculation. The Performance Level scale ranges from 92.5% to 104.0%. In cases where actual Adjusted EBITDA/CTO and/or Revenue performance falls between two performance points in the Performance Scale table, the IC Payout Level used for the Potential Payout calculation will fall proportionately between the two IC Payout Level percentages in the table.

Operating Group President. “Operating Group President” means the President of Redwood, Hastings, NeuroRestorative, CareMeridian, and Adult Day Health Operating Groups.

Potential Payout. A participant’s “Potential Payout” is the amount of incentive compensation potentially payable to a participant based on The Network and/or organizational unit performance, before application of the DSO modifier (if applicable) and the quality of services modifier and, if applicable, the DSO modifier.

Reallocation Pool. Unallocated (or forfeited) incentive compensation as a result of unsatisfactory quality of services scores, which forms a pool of residual dollars for potential reallocation by the applicable Operating Group President or Functional Head.

Revenue. For employees listed on Exhibit D, including the Executive Officers, Revenue at the company-wide level excludes new start investments under immunity but includes Revenue for any acquisitions. For all other employees, Revenue excludes new start investments under immunity and acquisitions other than tuck-ins (as determined by the CEO).

Revenue Performance Level. Actual Revenue achieved for the fiscal year divided by planned (or budgeted) Revenue for that year, expressed as a percentage.

Target IC Opportunity. The amount a given participant may earn under the Cash Incentive Plan if the applicable planned (or budgeted) financial targets are achieved and the participant receives a satisfactory score for quality of services. This amount is calculated by multiplying the participant’s annual salary by the applicable Target IC% shown in Exhibit A or Exhibit B. A participant’s “Target IC Opportunity” is based on the participant’s level of responsibility for and impact on the Company’s business goals. Refer to Exhibit A for management positions and to Exhibit B for Executive Officers.

Minimum Threshold Requirement

The minimum actual performance level required for a participant to receive incentive compensation is 92.5 percent of the planned Adjusted EBITDA/CTO target goal for The Network or an organizational unit, whichever is applicable to the participant. If the minimum threshold requirement is not met, the participant will not receive any incentive compensation unless the participant is awarded discretionary incentive compensation.

In the case of participants whose incentive compensation is based on both The Network’s and an organizational unit’s performance, the minimum threshold requirement applies separately to each. That is, if The Network does not achieve the minimum threshold, then the participant will not receive the portion of the incentive compensation based on The Network’s performance. Similarly, if the organizational unit does not achieve the minimum threshold, then the participant will not receive the portion of incentive compensation based on the organizational unit’s performance.

Weighting of Performance Criteria

For purposes of calculating a participant’s incentive compensation, weighting between The Network’s and organizational unit’s Adjusted EBITDA/CTO and Revenue performance is determined according to a participant’s position, as set forth on Exhibits A and B.

For purposes of calculating a participant’s incentive compensation, the weighting between Revenue and Adjusted EBITDA and/or CTO is determined each year by the Compensation Committee.

Calculation of Incentive Payouts

Cash Incentive Plan participants are eligible to receive incentive compensation based on The Network’s and/or their organizational unit’s EBITDA/CTO and revenue performance and their quality of services and for certain participants, DSO performance. The principle steps for calculating a participant’s incentive compensation payout are as follows:

1.	Calculate the participant’s Potential Payout.

2.	If the participant’s position is listed on Exhibit C, then such participant’s Potential Payout may be modified based on the DSO performance level achieved by the applicable organizational unit for the fiscal year then ended.

3.	Determine the participant’s quality of services score, then based on the score determine the applicable modifier and apply it to the participant’s potential payout after applying any applicable DSO modifier.

4.	If applicable, add discretionary incentive compensation to the amount calculated in Step 1 through Step 3 above. Discretionary incentive compensation may be added from the Reallocation Pool and/or the 3% Discretionary Pool.

Step 1: Calculating the Potential Payout

To calculate a participant’s Potential Payout described in Step 1 above, the following steps apply:

1.	Determine if the Adjusted EBITDA/CTO Performance Level meets the minimum threshold requirement (i.e., 92.5 percent of planned performance).

If the Adjusted EBITDA/CTO Performance Level does not meet the minimum threshold requirement, then the participant’s Potential Payout is zero. If the minimum threshold requirement is met, then proceed to the next step.

2.	Determine the IC Payout Level associated with the EBITDA/CTO Performance Level determined in Step 1 using the Performance Scale set out on Annex 1.

3.	Calculate the portion of the participant’s Potential Payout attributable to Adjusted EBITDA/CTO performance by multiplying the participant’s Target Incentive Compensation by the applicable weighting, as determined by the Compensation Committee for that fiscal year, and then by the IC Payout Level determined in Step 2.

4.	Determine the Revenue Performance Level for The Network and/or the organizational unit, whichever is applicable to the participant, and then determine the IC Payout Level associated with the Revenue Performance Level using the Performance Scale set out on Annex 1.

5.	Calculate the portion of the participant’s Potential Payout attributable to Revenue performance by multiplying the participant’s Target Incentive Compensation by the applicable weighting, as determined by the Compensation Committee for that fiscal year, and then by the IC Payout Level determined in Step 4.

6.	Sum the amounts calculated in Steps 3 and 5 to obtain the Potential Payout.

Step 2: Applying the DSO Modifier

To calculate the amount of a participant’s payout if such participant is subject to the DSO Modifier described in “Calculation of Incentive Payouts” above, the following steps apply:

1.	Review Exhibit C and determine if the participant holds a position for which DSO performance will be taken into account and the organizational level at which DSO performance will be evaluated. If the participant is not subject to the DSO Modifier, then the participant’s payout will be equal to the Potential Payout after applying the Quality of Service modifier. If the participant is subject to the DSO Modifier, then proceed to the next step.

2.	Determine the DSO Modifier associated with the DSO performance level achieved by the organizational unit using the performance scale set out on Annex 2.

3.	Multiply the DSO Modifier by the Potential Payout calculated in Steps 1 through 6 above. In no event shall a participant’s Potential Payout be decreased or increased by more than 10% of the amount of the Potential Payout as a result of the application of the DSO Modifier.

Step 3: Applying the Quality of Services Modifier

Providing high quality of services is a key business objective of the Company and paramount for achieving the Company’s mission. For this reason, the quality of services modifier applies to all participants in the Cash Incentive Plan. Each participant receives a quality of services score based on the Quality of Services Scorecard results for the fiscal year for his or her applicable organizational unit (i.e., The Network, operating group, region, or state).

The Quality of Services Scorecard is comprised of four key measurement areas: (1) customer satisfaction; (2) licensing, certification, and accreditation; (3) risk management; and (4) service line outcomes. Each fiscal year the Compensation Committee shall review the key measurement areas, determine if other key measurements should be included in the scorecard and set the weightings for each of the key measurement areas.

Once the scores for all organizational units have been determined by the Chief Quality Officer (“CQO”) and approved by the CEO, the following steps apply in calculating a participant’s payout:

1.	Determine the applicable modifier based on the quality of services score and the chart in Annex 3.

2.	Apply the modifier to the individual participant’s Potential Payout calculated in Step 1 (if such individual is not subject to the DSO Modifier) and, if applicable, Step 1, as modified by Step 2; provided, however, that the Quality of Services Scorecard for the CQO shall be determined by the CEO in consultation with the COO or the CHRO and the Quality of Services Scorecard of the CEO shall be determined by the Compensation Committee.

Step 4: Adding Discretionary Incentive Compensation

In cases where a participant’s performance may not be adequately rewarded by the calculations above, additional compensation may be awarded from the 3% Discretionary Pool, as detailed below, and/or the Reallocation Pool (established when quality of services scores are less than satisfactory). Awards from the Reallocation Pool will be made in the discretion of the applicable Operating Group President or Functional Head, except for additions to payouts for Executive Officers, whose additions must be recommended by the CEO and approved by the Compensation Committee.

Distribution of 3% Discretionary Pool

Based on actual Network Adjusted EBITDA and Revenue performance, the planned (or budgeted) 3% Discretionary Pool will be adjusted so that it is three percent of the total potential pool. The 3% Discretionary Pool shall be available for increases to incentive compensation payouts to any participant, which payouts shall be approved by the CEO, except for additions to payouts for Executive Officers, whose additions must be recommended by the CEO and approved by the Compensation Committee. In addition, if after making discretionary awards to participants in the Cash Incentive Plan there remains dollars in the pool, the CEO, at his or her sole discretion, may use the remaining pool for discretionary awards to any employee of the Company that is not eligible to participate in the Cash Incentive Plan.

Discretionary Divestitures

If a participant engages in or bears responsibility for exceptionally poor conduct or poor performance during the fiscal year, he or she may not be entitled to receive any incentive compensation. The decision to divest a participant by assigning a quality rating of zero will be made by: (i) the CEO, in consultation with the COO and the Operating Group President, for Operations positions; (ii) the CEO, in consultation with the Functional Head, for corporate positions; or (iii) the Compensation Committee, for Executive Officers.

In the Event that Calculated Payouts Exceed

Funds Available to Pay Incentive Compensation

In the event that the total calculated incentive payouts, after taking into account any discretionary redistributions of unallocated incentive compensation, exceed the funds that are available to pay incentive compensation, all payouts will be reduced proportionately based on the funds available.

Administration

Cash Incentive Plan Changes

The Compensation Committee must approve the Cash Incentive Plan and any changes to the Cash Incentive Plan, except that the CEO, and the CHRO, acting together, may amend Exhibit A and/or Exhibit B to the extent such amendments do not relate to Executive Officers.

Management of Financial Goals

For each fiscal year, the Compensation Committee must approve:

•	The Adjusted EBITDA and Revenue performance goals that will be used for measuring Hastings Operating Group, Redwood Operating Group, NeuroRestorative Operating Group, CareMeridian Operating Group, Adult Day Health Operating Group and Network performance;

•	The weighting between Adjusted EBITDA and Revenue that will be used to calculate performance under the Cash Incentive Plan; and

•	The actual performance results (based on the Company’s Annual Report on Form 10-K and related earnings release) for all of the operating groups and the Network that will be used as the basis for calculating incentive compensation payouts.

•	The key measurement areas and related weightings of the Quality of Services Scorecard.

The CEO and CFO must approve actual performance results for organizational units as compared to the budgeted (i.e., planned) goals approved by management.

Incentive Compensation Payouts

Each fiscal year, the Compensation Committee must approve all incentive compensation payouts for Executive Officers. The CEO must approve all other incentive compensation payouts. If either the CEO is not available to sign approval of the payments, then the CFO and the CHRO may sign in the CEO’s absence.

Approval of New Cash Incentive Plan Entrants

The Compensation Committee must approve any new Executive Officer entering the Cash Incentive Plan and the applicable performance weightings and incentive compensation payout opportunities.

Approval of new entrants other than Executive Officers is based on whether an employee’s position has been approved for Cash Incentive Plan participation (as set forth on Exhibit A or Exhibit B). New participants (other than Executive Officers and other than those set forth on Exhibit A or Exhibit B) must be approved for entry into the Cash Incentive Plan by the CEO, CFO and CHRO.

Participant Termination Provisions

Terminations Without Cause and Voluntary Terminations

Cash Incentive Plan participants whose employment is terminated without cause or who terminate employment voluntarily before the actual payment date of incentive compensation, other than by retirement, will not be eligible for any incentive payout under the Cash Incentive Plan, with the exception of specific situations that are approved by the CEO or, in the case of payouts for Executive Officers, (i) approved by the Compensation Committee or (ii) provided for in the Executive Officer’s employment agreement.

Involuntary Terminations for Cause

Cash Incentive Plan participants whose employment is involuntarily terminated for cause will not be eligible for incentive payouts under the Cash Incentive Plan under any circumstances. “Cause” shall mean any of the following: (i) theft or embezzlement, or attempted theft or embezzlement, of money or property of the Company or any subsidiary, perpetration or attempted perpetration of fraud, or participation in a fraud or attempted fraud, on the Company or any subsidiary, or any third party, or unauthorized appropriation of, or attempt to misappropriate, any tangible or intangible assets or property of the Company or any subsidiary; (ii) any act or acts of disloyalty, misconduct, or moral turpitude injurious to the interest, property, operations, or business reputation of the Company or any subsidiary; (iii) material violation of any agreement with the Company or any serious violation of the Company’s policies, including its Code of Conduct; or (iv) failure or inability (other than by reason of disability) to carry out effectively a participant’s duties and obligations to the Company and its subsidiaries or to participate effectively and actively in the management of the Company and its subsidiaries, as determined in the reasonable judgment of the CEO, or with respect to the CEO, the Compensation Committee.

Retirement and Death

Cash Incentive Plan participants whose employment terminates because of retirement or death are eligible to receive an incentive compensation payout. The payout will be calculated based upon actual Network and/or organizational unit performance for the full fiscal year and the quality rating for the portion of the year that the individual was employed, and the resulting amount prorated for the portion of the year that was worked. Any incentive compensation payout that is earned will be paid at the normal payout date for all Cash Incentive Plan participants.

Special Provisions Relating to Position and Status Changes

Promotions and Job Transfers

Cash Incentive Plan goals and payout weightings may be reestablished for an individual participant upon transfer or promotion to a new position. Unless otherwise determined by the CEO, incentive payouts will be calculated based upon the participant’s position and base salary as of the last day of the fiscal year.

Interruptions in Work

A long-term illness or disability will not affect the eligibility of an employee to participate in the Cash Incentive Plan. Actual performance achieved will be evaluated and the corresponding incentive payout will be prorated based upon the amount of time worked during the performance period.

“Disability” shall mean the inability, due to illness, accident, injury, physical or mental incapacity, or other disability, of any participant to carry out effectively his or her duties and obligations to the Company or to participate effectively and actively in the management of the Company for a period of at least 90 consecutive days or for shorter periods aggregating at least 90 days (whether or not consecutive) during any 180-day period, as determined in the reasonable judgment of the CEO, or in the case of an Executive Officer, the Compensation Committee.

Special assignments generally will not affect either the target goals or incentive payout, except as may be reflected in a participant’s performance review rating. However, if the special assignment is of a significant nature or duration, Cash Incentive Plan goals may be reestablished and incentive payouts prorated based on the time spent in each position during the performance period.

Company Clawback

All incentive compensation payouts granted under this Cash Incentive Plan will be subject to deduction, forfeiture, recoupment or similar requirement in accordance with any clawback policy that may be implemented by the Company from time to time, including such policies that may be implemented after the date the incentive compensation is awarded, pursuant to the NYSE listing standards or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, or other agreement or arrangement with a Participant.

Cash Incentive Plan Year and Effective Date

The Cash Incentive Plan year is the fiscal year, which starts on October 1st and ends on September 30th. The effective date of this Cash Incentive Plan is October 1, 2015.

Cash Incentive Plan Amendments

The Company reserves the right to amend this Cash Incentive Plan at any time, including termination of the Cash Incentive Plan, with or without prior notice to participants.

Exhibit A: Eligibility, Target IC, and Organizational Performance Weighting

Operations Management Career Track

Level	Level Description	Target IC%	Network Performance Weighting	Org Unit Performance Weighting
MO07	Sr. Executive Director	25%	25%	75%
MO06	Executive Director	20%	0%	100%
MO05	State Director	20%	0%	100%
MO04	Sr. Operations Director	15%	0%	100%
MO03	Regional Director/Operations Director	15%	0%	100%
MO02	Area Director	10%	0%	100%

Business Management Career Track

			Corporate Positions	Operations Positions
Level	Level Description	Target IC%	Network Performance Weighting	Network Performance Weighting	Org Unit Performance Weighting
MO04	Sr. Director	20%	100%	25%	75%
MB03	Director	15%	100%	25%	75%
MB02	Manager	10%	100%	0%	100%

Note: The Business Management Career Track applies to the following Career Groups: Business Development & Marketing, Finance, HR, IT, Legal and Quality Improvement.

Exhibit B: Eligibility, Target IC Opportunity, and Organizational Performance Weighting

Executive Career Track

Level	Level Description	Target IC%	Network Performance Weighting	Operating Group Performance Weighting
ME05	President & CEO	100%	100%
ME05	Chief Operating Officer	75%	100%
ME04	Executive Officers/Operating Group Presidents	50%	25%	75%
ME04	All Other Executive Officers	50%	100%
ME03	SRS Operating Group President	40%	25%	75%
ME02	Senior Vice President	40%	100%
ME01	Vice President (Operations: Examples VPO, VP CFO, VP QI)	30%	25%	75%
ME01	Vice President (Corporate)	30%	100%

Exhibit C: Individuals Responsible for DSO and Level Measured

Position	Level at Which DSO Measured
President & CEO	Company
COO	Company
CFO	Company
CIO	Company
SVP, Controller	Company
VP, Finance Shared Services	Company
Manager, Accounts Receivable (Finance Shared Services	Book of Business
President, Operating Group	Operating Group
VP, CFO (Operating Group)	Operating Group
VP, AR/Billing Services	Company

VPO	Region
Sr. Executive Director	State(s)
Executive Director	State
State Director	State
Sr. Operations Director	State
Operations Director (if heading up a State)	State
Sr. Business Director	Region
Business Director	Region
Sr. Business Manager	State(s)
Business Manager	State

Exhibit D: Adjusted EBITDA and Revenue for Certain Employees

Adjusted EBITDA and Revenue for participants in the positions listed below excludes new start investments under immunity but includes EBITDA and Revenue for any acquisitions. This applies only to Network level performance.

1)	All Executive Officers

2)	VP, Financial Planning & Analysis

3)	VP, CFO, Operating Groups

4)	VP, HR, Operating Groups

5)	VP, QI, Operating Groups

6)	VP, Operations

Annex 1: Performance and Payout Scale

Performance Level	Payout Level
104.0%	150.0%
103.0%	137.5%
102.0%	125.0%
101.0%	112.5%
100.0%	100.0%
98.5%	90.0%
97.0%	80.0%
95.5%	70.0%
94.0%	60.0%
92.5%	50.0%

Annex 2: DSO Modifier

If the DSO Performance Level Achieved Is:	Then the Modifier Is:
107.5% or greater	- 10.0%
At least 105.0% but < 107.5%	- 5.0%
At least 102.5% but < 105.0%	- 2.5%
At least 97.5% but < 102.5%	0.0%
At least 95.0% but < 97.5%	+ 2.5%
At least 92.5% but less than 95.0%	+ 5.0%
Less than 92.5%	+ 10.0%

Annex 3: Quality of Services Modifier

Table for Determining te Quality of Services Modifier

If Total Quality Score Equals	Then Modifier for a non-Executive Officer Is:	And Modifier for an Executive Officer Is:
> 95%	+ 10%	0%
At least 85% but < 95%	0%	0%
At least 75% but < 85%	- 10%	- 10%
At least 60% but < 75%	- 50%	- 50%
< 60%	- 100%	- 100%